                                                                Exhibit 12.1


CLARK MATERIAL HANDLING
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                Year Ended December 31,
                                        Predecessor basis                          (in thousands)               9 months ended
                                                 7 months       5 months           --------------               --------------
                                        1991     7/31/92       12/31/92      1993      1994      1995          9/30/95   9/30/96
                                        ----     -------       --------      ----      ----      ----          -------   -------
EARNINGS
  Income from continuing operations
   before taxes and minority interest
   (before extraordinary items)........(37,650)     NA(2)       (4,881)    (44,761)   (24,469)  (17,271)   (17,281)     (2,880)

  Fixed Charges (as calculated below)..  2,734      NA(2)        7,608      20,061     18,861    18,492     13,242      14,301
                                       -------    ------        ------     -------    -------   -------    -------     -------
        Earnings.......................(34,916)       --         2,727     (24,700)    (5,608)    1,221     (4,039)     11,421
                                       -------    ------        ------     -------    -------   -------    -------     -------

COMBINED FIXED CHARGES
  Interest expense, including debt
   discount amortization
     Third Party.......................  1,660      NA(2)          356       1,169      2,221       790        680         278
     On Allocated Debt.................     --      NA(2)        6,395      16,756     14,361    16,145     11,365      13,175


  Amortization of debt issuance costs..     --      NA(2)          420       1,004        822       530        417         338

  Portion of rental expense
   representative of interest factor
   (assumed to be 33%).................  1,074      NA(2)          437       1,132      1,457     1,027        780         510
                                       -------    ------        ------     -------    -------   -------    -------     -------

        Fixed charges..................  2,734       --          7,608      20,061     18,861    18,492     13,242      14,301
                                       -------    ------        ------     -------    -------   -------    -------     -------


                                       -------    ------        ------     -------    -------   -------    -------     -------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES (1)...................      --       --             --          --         --        --         --          --
                                       -------    ------        ------     -------    -------   -------    -------     -------

AMOUNT OF EARNINGS DEFICIENCY FOR
 COVERAGE OF COMBINED FIXED CHARGES...  37,650       --          4,881      44,761     24,469    17,271     17,281       2,880
                                       =======    ======        ======     =======    =======   =======    =======     =======


(1) Earnings are inadequate to cover fixed charges.

(2) The Company was included as part of Clark Equipment Company's consolidated financial statements prior to August 1, 1992. The financial data as of and for the seven months ended July 31, 1992, are not presently available to the Company. The Company has requested such data and amount from Clark Equipment Company, but has not been provided with the requested information.